Exhibit 10.30

LEASE AMENDMENT III

Ward Hill Realty Associates, LLC, Successors in interest to Evans Enterprises of South Beach, Landlord and UFP Technologies, Inc. formerly known as United Foam Plastics, Corporation, Tenant entered into a Lease Agreement on January 15, 1993 for the premises located at 175 Ward Hill Avenue, Haverhill, Massachusetts.

The Landlord and Tenant have agreed to extend and make changes in the Original Lease Agreement as follows:

Term:

The term of the Lease shall be extended for a period of five (5) years beginning on March 1, 2003 and ending on February 27, 2008.

Early Termination:

The Tenant shall have the right to terminate the Lease at any time after the first nine (9) months of the Extended Lease term by providing the Landlord with ninety (90) days advance written notice of the Tenant’s election to terminate the Lease and paying the Landlord a termination fee of 25 % of the balance of the outstanding Gross Lease obligation, (the Gross Lease obligation includes the Base Rent as well as the additional rent),. The early termination fee shall be payable on or before the effective date of the termination date.

Base Rent:

The Base Rent for the first year extended term shall be $3.75 per square foot, $182,895. annually, payable in advance monthly the sum $15,241.25 beginning on March 1, 2003 and ending February 28, 2004.

The Base Rent for the four (4) additional years of the extended term shall be the Base Rent of the first year of the extended term plus any annual increase in the Consumer Price Index as described in Exhibit “B” of the Original Lease Agreement.

All the other terms and conditions of the Original Lease Agreement and its previous amendments-shal1.remain the same in full force and effect and are hereby ratified and confirmed.

This    12th    day of September, 2002.

/s/ Amy Innareli	/s/ Dick Anagnost
Witness	Dick Anagnost Managing Member Ward Hill Realty Associates, LLC

/s/ Ronald J. Lataille
Witness	Ronald J. Lataille Vice President and CFO UFP Technologies, Inc.